UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

September 10, 2024

UPBOUND GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-38047 (Commission File Number)	45-0491516 (IRS Employer Identification No.)

5501 Headquarters Drive

Plano, Texas 75024

(Address of principal executive offices and zip code)

(972) 801-1100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	UPBD	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 10, 2024, Upbound Group, Inc. (“Upbound” or the “Company”) announced by press release that, effective September 10, 2024, Ms. Charu Jain has been appointed to the Upbound Board of Directors (the “Board”) as a new independent director. Ms. Jain will stand for re-election to the Board at the Company’s 2025 annual meeting of stockholders.

Ms. Jain is a senior technology executive with a track record of using technology and innovation to achieve growth and leading successful large-scale digital transformation initiatives. Currently, Ms. Jain serves as the senior vice president of merchandising and innovation at Alaska Air Group, Inc. (“Alaska Air Group”) (NASDAQ: ALK), the holding company for a leading global and regional airline. In her role, Ms. Jain is responsible for driving strategy and execution for both employee and consumer-facing innovation along with taking Alaska Air Group to the next level with merchandising products and services and managing ever evolving airline distribution channels. She also serves as the management lead to the Innovation Committee of the Board of Directors at Alaska Air Group. Ms. Jain joined Alaska Air Group in 2017 as vice president and chief information officer, where she led the technology integration of Virgin America, data center and cloud migration, and mobile tool expansion across the company. Prior to Alaska Air Group, Ms. Jain served in various technology and other leadership roles at companies including IBM, Pacific Gas & Electric, United Airlines and PwC. Ms. Jain holds a Bachelor’s Degree in Economics from Lucknow University, India, and an MBA in International Management at Lake Forest Graduate School of Management, Illinois. With a passion for developing STEM talent, Ms. Jain serves on the University of Washington Foster School of Business Technology Advisory Board and the YearUp Puget Sound Board of Directors. Ms. Jain is a recipient of the Orbie leadership award, which recognizes technology executives for their leadership, innovation, and excellence.

There are no related person transactions involving Ms. Jain in which Upbound is a participant requiring disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Ms. Jain will receive the following compensation for her services on the Board, as provided by Upbound’s current compensation program for its independent directors:

Element	Description	Amount
Annual Cash Retainer for Board and Committee Service	Payable to non-employee directors of the Board	$85,000
Annual Grant of Deferred Stock Units (“DSU”)	Annual equity award to each non-employee director in the form of DSUs pursuant to Upbound’s long-term incentive plan. Each DSU represents the right to receive one share of Upbound common stock. The award is fully vested upon grant and the shares covered by the award are issued upon the termination of the director’s service as a member of the Board. DSUs do not have voting rights.	Units valued at $145,000 (as of the grant date)
Optional DSU Deferral Awards	Ability to elect each year to defer all or some of the following year’s (1) cash retainers and (2) cash dividends payable on outstanding record date DSUs into additional DSUs. A company match of 25% is applied to deferred cash retainers and deferred cash dividends when calculating the DSUs.	Based on amount of any cash retainers and cash dividends deferred, plus 25% match
Cash Dividend Equivalents on DSUs	Unless deferred as described above, the number of DSUs held by a director as of each dividend record date are entitled to receive cash dividends, if and when declared by the Board, as if the DSUs were issued and outstanding shares of Upbound common stock.	Based on the number of DSUs held as of the dividend record date and the dividend per share

Item 7.01 Regulation FD Disclosure.

A copy of the press release announcing the appointment of Ms. Jain as a new Upbound director, as described under Item 5.02, is furnished herewith as Exhibit 99.1 and is incorporated in this Item 7.01 by reference. This press release is being furnished pursuant to Item 7.01, and the information contained therein shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to liabilities under that Section. Furthermore, the information contained in Exhibit 99.1 shall not be deemed to be incorporated by reference into Upbound’s filings under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
99.1	Press release announcing the appointment of Ms. Jain as a new Upbound Group, Inc. director

104	Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPBOUND GROUP, INC.

Date: September 10, 2024	By:	/s/ Bryan Pechersky
Bryan Pechersky
Executive Vice President, General Counsel and Secretary